Exhibit 5
[Letterhead of Thompson Hine LLP]
September 8, 2006
Jo-Ann Stores, Inc.
5555 Darrow Road
Hudson, Ohio 44236

Re:	Jo-Ann Stores, Inc. Registration Statement on Form S-8 – Jo-Ann Stores, Inc. 401(k) Savings Plan
Ladies and Gentlemen:
     Jo-Ann Stores, Inc. (“Jo-Ann Stores”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended, of 600,000 Common Shares, without par value, of Jo-Ann Stores (“Common Shares”) to be issued from time to time pursuant to the terms of the Jo-Ann Stores, Inc. 401(k) Savings Plan (the “Plan”).
     Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares.
     In rendering this opinion, we have examined (a) the Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations of Jo-Ann Stores and (b) such records and documents as we have deemed advisable in order to render this opinion. As a result of the foregoing, we are of the opinion that:
     (1) Jo-Ann Stores is a corporation validly organized and existing and in good standing under the laws of the State of Ohio.
     (2) When issued pursuant to the Plan, the Common Shares that are the subject of the Registration Statement will be legally issued, fully paid, and non-assessable.
     We hereby consent to the use and filing of this opinion in connection with the Registration Statement.
Very truly yours,
/s/ Thompson Hine LLP